Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact: Sean
Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
FX Real Estate and Entertainment Announces
Plan for Rights Offering at $10 Per Share
Robert F.X. Sillerman and Huff Fund Agree to Backstop Offering
Through Purchase of Unsubscribed Shares
New York – January 9, 2008 – FX Real Estate and Entertainment Inc. (“FXRE”) announced today that it intends to offer its stockholders the right to purchase one share of FXRE stock at a price of $10 per share for every two shares of stock held as of a to-be-determined record date. The Company intends to announce shortly the date on which the rights offering will commence and expire. The Company will file a registration statement with the Securities and Exchange Commission relating to these securities.
As part of the initial transaction that created FXRE in June 2007, holders of approximately 50% of the Company’s outstanding common stock, representing approximately 20 million shares, waived the right to participate in the rights offering. As a result, it is expected that approximately 9.9 million shares will be offered in the rights offering.
The Company also announced that it has entered into agreements with Robert F.X. Sillerman, who will serve as FXRE’s Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P., a principal stockholder, for them to purchase all shares in the rights offering that are not otherwise subscribed for by stockholders, if any, at the same $10 per share price offered to other stockholders. The agreements with Mr. Sillerman and Huff ensure that the rights offering will be fully subscribed at the $10 price per share, resulting in anticipated gross proceeds to the Company of approximately $99 Million.
For more information on the “backstop” agreements with Mr. Sillerman and Huff, please see the Company’s Form 8-K to be filed with the Securities and Exchange Commission, which can be viewed at the SEC’s website at www.sec.gov.
This press release is not an offer to sell nor a solicitation of any offer to buy any securities in any state or jurisdiction nor shall there by an sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. These securities may not be offered or sold in the United States absent registration under or any exemption from the registration requirements of the Securities Act of 1933, as amended. Any public offering of the Company’s securities to be made in the United States will be made by means of a prospectus that may, when available, be obtained from the Company, containing detailed information about the Company and management, as well as financial statements.
About FX Real Estate and Entertainment
FX Real Estate and Entertainment owns 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada, known as the Park Central Property. FXRE intends to pursue a hotel, casino, entertainment, retail, commercial and residential development project on the Park Central Property. FXRE recently entered into license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, Inc. (Nasdaq: CKXE), and Muhammad Ali Enterprises LLC, an 80%-owned subsidiary of CKX, which allows it to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of its real estate and other entertainment attraction-based projects. FXRE currently anticipates that the development of the Park Central Property will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants FXRE the right to develop, and it currently intends to pursue the development of, one or more hotels as part of the master plan of Elvis Presley Enterprises, Inc. to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.
In addition to its interest in the Park Central Property, its plans with respect to a Graceland-based hotel, and its intention to pursue additional real estate and entertainment-based developments using the Elvis Presley and Muhammad Ali intellectual property, FXRE, through direct and indirect wholly owned subsidiaries, owns 1,410,363 shares of common stock of Riviera Holdings Corporation, a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado.
SOURCE CKX, Inc.
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